Exhibit 3.10
CERTIFICATE OF AMENDMENT

TO THE

DESIGNATIONS OF PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

MILLENNIUM CELL INC.

Millennium Cell Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

1. The name of the Corporation is “Millennium Cell Inc.”

2. On April 25, 2005, the Corporation filed with the Secretary of State of the State of Delaware the Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock, providing for the designations, preferences and relative rights, as well as the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series B Preferred Stock”).

3. No shares of Series B Preferred Stock have been issued.

4. The Executive Committee of the Board of Directors of the Corporation (the “Executive Committee”) has duly adopted the following resolution in accordance with the applicable provisions of Section 151(g) of the General Corporation Law of the State of Delaware and pursuant to the authority delegated to the Executive Committee by the Board of Directors of the Corporation:

RESOLVED, that the Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of the Corporation be amended by deleting the first sentence of Section (c)(1) thereof in its entirety and by substituting in lieu thereof the following new first sentence of Section (c)(1):

“(1) Generally. Except as set forth specifically below, each holder of a share of Series B Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock would be convertible under the circumstances described in Section (d) (other than Section (d)(7)) on the record date for the applicable vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock.”

5. The effective date of this Certificate of Amendment to the Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock shall be upon filing with the Secretary of State of the State of Delaware.

Signed on June 30, 2005.

MILLENNIUM CELL INC.

/s/ John D. Giolli
John D. Giolli
Chief Financial Officer and
Corporate Secretary